Exhibit 99.01
Intuit Inc.
2022 Non-Employee Director Compensation
amended by the Board of Directors on January 20, 2022
Director Stock Grants
● Each year, following the annual meeting of Intuit’s stockholders, each appointed or elected non-employee director shall automatically receive a grant (a "Annual Director Grant") of Intuit restricted stock units equal in number to $260,000 divided by the closing stock price on the grant date, with the exception of the Chair of the Board of Directors, who shall automatically receive a grant (an “Annual Board Chair Grant”) of restricted stock units equal in number to $350,000 divided by the closing stock price on the grant date. The grant date for these awards (collectively, the “Grants”) shall be the first business day following the annual meeting of Intuit's stockholders. If a director joins the board mid-year, the director will receive a pro-rated Annual Director Grant or Annual Board Chair Grant for that year, as applicable. Each Annual Director Grant and Annual Board Chair Grant will generally vest in full on the first business day of the 12th month following the grant date except for those Grants awarded mid-year, which will vest in full on the first business day of the 12th month following the most recent annual meeting of Intuit’s stockholders. All of a director's Grants will become fully vested in the event of death or disability of the director or upon a Corporate Transaction. Payment of the Grants shall be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals will also be permitted.
● Within the later of five years after the director joins the Board, each director is required to hold shares of Intuit common stock with an aggregate value of ten times the amount of the annual Board member cash retainer. Owned shares, outstanding restricted stock units, and any deferred cash retainers ultimately paid as restricted stock units (see below) count towards the ownership requirement.

Cash Retainers

● Non-employee directors in good standing are paid their annual cash retainers in four equal installments.

● Non-employee directors serving on Committees (as chair or member) or as Chair of the Board of Directors are paid annual retainers in addition to the annual cash compensation for service as a member of the Board, as set forth below.

● Non-employee directors may elect to defer cash retainers and instead receive restricted stock units, except for cash retainers to be paid in the first calendar year for a non-employee director joining the Board mid-year. Such election must be made prior to the start of the calendar year, and is irrevocable once made. Payment of any cash fees converted into restricted stock units shall be automatically deferred until the earliest of: (a) five years from the grant date; (b) termination (for any reason); or (c) a Corporate Transaction. Additional voluntary deferrals may also be permitted.

● Annual cash compensation for service as a non-employee director of the Board: $75,000

● Annual cash retainer for Chair of the Board of Directors: $90,000

● Annual cash retainers for non-employee director committee service:

Audit and Risk Committee: Chair – $47,500; Member – $15,000

Acquisition Committee: Chair – $32,500; Member – $15,000

Compensation and Organizational Development: Chair – $40,000; Member – $15,000

Nominating and Governance Committee: Chair – $27,500; Member – $10,000